Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
ROTTERDAM, June 5, 2025

LyondellBasell enters into an agreement and exclusive negotiations with AEQUITA for the sale of four European Strategic Assessment assets

ROTTERDAM, Netherlands. June 5, 2025 -- LyondellBasell (LYB) today announced that it has entered into an agreement and exclusive negotiations with AEQUITA for the sale of select olefins & polyolefins assets and the associated business in Europe. The sites to be sold have been part of the previously announced European strategic assessment and are located in Berre (France), Münchsmünster (Germany), Carrington (UK), and Tarragona (Spain).

“This contemplated transaction is a significant step in LYB’s transformation to Grow and Upgrade our Core. We are committed to operate our assets safely and reliably throughout this process and will continue to support our customers, employees and other key stakeholders,” said Peter Vanacker, LyondellBasell chief executive officer. “Europe remains a core market for LYB and one we will continue to participate in following this transaction with more of a focus on value creation through establishing profitable leadership in circular and renewable solutions.”

The assets and business to be acquired by AEQUITA include integrated and non-integrated sites within LYB’s European olefins and polyolefins business, as well as supporting central functions based at the Company’s Rotterdam headquarters and various locations. The sites together represent a scaled olefins and polyolefins platform strategically located in proximity to a longstanding customer base and with access and connectivity to key infrastructure.

“The acquisition of these assets from LYB marks another important step in expanding our industrial footprint,” said Christoph Himmel, Managing Partner at AEQUITA. “Each site brings a strong operational foundation and a highly experienced, committed employee base. We are confident in our ability to accelerate their development under AEQUITA’s ownership approach. We look forward to welcoming the teams into our Group and to working collaboratively with all stakeholders to ensure a smooth transition and establish a strong platform for long-term success.”

The agreement entered into between LyondellBasell and AEQUITA is a put option deed under which AEQUITA has committed to enter into an agreed form purchase agreement if LyondellBasell exercises its put option, after conclusion of certain works council consultation processes.

Closing of the proposed transaction is currently expected in the first half of 2026, subject to the completion of the information and consultation processes with the relevant employee representative bodies in accordance with applicable laws, as well as regulatory and other customary closing conditions. Citi and J.P. Morgan Securities LLC acted as financial advisors and Linklaters LLP acted as legal counsel to LyondellBasell.

Exhibit 99.1
INVESTOR CONFERENCE CALL
LYB will host a conference call June 5 at 8 a.m. EDT. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Agustin Izquierdo, Executive Vice President of Global Olefins and Polyolefins Kim Foley and Head of Investor Relations Dave Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/events-and-presentations/. A replay of the call will be available from 1 p.m. EDT June 5 until July 5, 2025. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13754240.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

ABOUT AEQUITA
AEQUITA is a Munich-based industrial group investing in special situations, including corporate carve-outs, successions, and transformational situations across Europe. Its current portfolio generates more than EUR 3.5 billion in revenues. With a strong capital base, entrepreneurial expertise, and a partnership approach, AEQUITA focuses on the acquisition and long-term value enhancement of companies that can benefit from its operational engagement. For more information, please visit www.aequita.com.

FORWARD LOOKING STATEMENTS LYB
The statements in this release relating to matters that are not historical facts are forward-looking statements. Actual results could differ materially based on factors including, but not limited to, our ability to align our asset base with our strategic goals; our ability to successfully complete the transactions contemplated by the put option and related agreements; completion of information and consultation processes of the relevant employee representative bodies; and the satisfaction of regulatory and other customary closing conditions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the "Risk Factors" section of our Form 10-K for the year ended December 31, 2024, which can be found at  www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change, except as required by law.
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